EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-37530, 333-88021, 333-48548, 333-87508, 333-107263, 333-104871, 333-122344, 333-137951, 333-132068, 333-156419, 333-161604 and 333-167161) on Forms S-8 and the registration statements (Nos. 33-63967, 333-47269, 333-37714, 333-81563, 333-58965, 333-71707, 333-67074, 333-60656, 333-100846, 333-112566, 333-114091, 333-143668 and 333-155929) on Forms S-3 of Webster Financial Corporation of our report dated February 27, 2009, with respect to the Consolidated Statements of Operations, Shareholders’ Equity, and Cash Flows of Webster Financial Corporation and Subsidiaries for the year ended December 31, 2008, before the effects of the adjustments to retrospectively apply changes in accounting, as well as the effects of changes to reportable segments that resulted in retrospective restatement of the segment disclosures, which report appears in the December 31, 2010 annual report on Form 10-K of Webster Financial Corporation.

Our report on the consolidated financial statements described above includes an explanatory paragraph regarding adjustments to retrospectively apply changes in accounting and adjustments to segment disclosures, which were audited by a successor auditor.

/s/ KPMG LLP
Hartford, Connecticut February 25, 2011